Exhibit 99.1

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

2009 INCENTIVE COMPENSATION PLAN

ARTICLE ONE

GENERAL PROVISIONS

I.	PURPOSE OF THE PLAN

This 2009 Incentive Compensation Plan is intended to promote the business success and interests of Cognizant Technology Solutions Corporation, a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation and to contribute to the Corporation’s growth and long-term success.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II.	STRUCTURE OF THE PLAN

A. The Plan shall be divided into three separate incentive compensation programs:

–    the Discretionary Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock,

–    the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock pursuant to restricted stock awards, restricted stock units, performance shares or other stock-based awards which vest upon the completion of a designated service period and/or the attainment of pre-established performance milestones, or such shares of Common Stock may be issued through direct purchase or as a bonus for services rendered to the Corporation (or any Parent or Subsidiary), and

–    the Incentive Bonus Program under which eligible persons may, at the discretion of the Plan Administrator, be provided with bonus opportunities through performance unit awards and other special cash incentive programs tied to the attainment of pre-established performance milestones.

B. The provisions of Articles One and Five shall apply to all incentive compensation programs under the Plan and shall govern the interests of all persons under the Plan.

III.	ADMINISTRATION OF THE PLAN

A. The Compensation Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders. Administration of the Plan with respect to all other persons eligible to participate in the Plan may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer those programs with respect to all such persons. In addition, administration of the Plan may, at the Board’s discretion, be vested in a Special Award Committee with authority to administer the Plan with respect to employees other than Section 16 Insiders and members of such Special Award Committee and to make Awards to such individuals under the Plan subject to such limitations and other terms and conditions as the Board shall specify from time to time. Notwithstanding the foregoing, any Awards for one or more members of the Compensation Committee (other than ad hoc or formulaic Awards made to all or substantially all of the non-employee Board members on substantially the same basis) must be authorized by a disinterested majority of the non-employee Board members.

B. Members of the Compensation Committee or any Secondary Board Committee or Special Award Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Board Committee or Special Award Committee and reassume all powers and authority previously delegated to such committee.

C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan under its jurisdiction or any Award thereunder.

D. Service as a Plan Administrator by the members of the Compensation Committee or the Secondary Board Committee shall constitute service as Board members, and the members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee, the Special Award Committee or the Secondary Board Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award thereunder.

IV.	ELIGIBILITY

A. The persons eligible to participate in the Plan are as follows:

(i) Employees,

(ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. The Plan Administrator shall have full authority to determine, (i) with respect to Awards made under the Discretionary Grant Program, which eligible persons are to receive such Awards, the time or times when those Awards are to be made, the number of shares to be covered by each such Award, the time or times when the Award is to become exercisable, the vesting schedule (if any) applicable to the Award, the maximum term for which such Award is to remain outstanding and the status of a granted option as either an Incentive Option or a Non-Statutory Option; (ii) with respect to Awards under the Stock Issuance Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the number of shares subject to each such Award, the applicable performance and/or service vesting provisions, the issuance schedule in effect for the shares that vest and become issuable under such Award, the cash consideration (if any) payable for those shares and the form (cash or shares of Common Stock) in which the Award is to be settled; and (iii) with respect to Awards under the Incentive Bonus Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the performance objectives for each such Award, the amounts payable at designated levels of attained performance, any applicable service vesting requirements, the payout schedule for each such Award and the form (cash or shares of Common Stock) in which the Award is to be settled.

V.	STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be limited to Twenty-Four Million (24,000,000) shares. The Plan shall serve as the successor to the Predecessor Plans, and no further stock option grants or other awards shall be made under the Predecessor Plans on or after the Plan Effective Date. However, all option grants and unvested share awards outstanding under the Predecessor Plans on the Plan Effective Date shall continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those awards with respect to their acquisition of shares of Common Stock thereunder.

B. Notwithstanding the foregoing, for each share of Common Stock issued without cash consideration pursuant to the Stock Issuance or the Incentive Bonus Program, the number of shares of Common Stock available for issuance under the Plan shall be reduced by 1.55 shares of Common Stock.

C. The maximum number of shares of Common Stock that may be issued pursuant to Incentive Options granted under the Plan shall be limited to Twenty-Four Million (24,000,000) shares, subject to periodic adjustment in accordance with Section V.G. of this Article One.

D. Each person participating in the Plan shall be subject the following limitations:

–    for Awards denominated in shares of Common Stock at the time of grant (whether subsequently payable in cash or Common Stock, or a combination of both), the maximum number of shares of Common Stock for which such Awards may be made to such person in any calendar year shall not exceed One Million (1,000,000) shares of Common Stock in the aggregate, and

–    for Awards denominated in dollars at the time of grant (whether subsequently payable in cash or Common Stock, or a combination of both), the maximum dollar amount for which such Awards may be made to such person in any calendar year shall not exceed Three Million Dollars ($3,000,000).

E. Shares of Common Stock subject to outstanding Awards made under the Plan shall be available for subsequent issuance under the Plan to the extent those Awards expire or terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards. Unvested shares issued under the Plan and subsequently forfeited or repurchased by the Corporation, at a price per share not greater than the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance.

F. Should the exercise price of an option under the Plan be paid with shares of Common Stock, then the authorized reserve of Common Stock under the Plan shall be reduced by the gross number of shares for which that option is exercised, and not by the net number of shares issued under the exercised stock option. Upon the exercise of any stock appreciation right under the Plan, the share reserve shall be reduced by the gross number of shares as to which such right is exercised, and not by the net number of shares actually issued by the Corporation upon such exercise. If shares of Common Stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes or other taxes incurred in connection with the issuance, vesting or exercise of an Award or the issuance of Common Stock thereunder (including, without limitation any fringe benefit or employer taxes permitted to be passed through to the employee under applicable law), then the number of shares of Common Stock available for issuance under the Plan shall be reduced on the basis of the gross number of shares issued, vested or exercised under such Award, calculated in each instance prior to any such share withholding.

G. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities by which the share reserve will be reduced for each security issued without cash consideration under the Stock Issuance and Incentive Bonus Programs, (iii) the maximum number and/or class of securities issuable under the Plan pursuant to Incentive Options, (iv) the maximum number and/or class of securities for which any one person may be granted Common

Stock-denominated Awards under the Plan per calendar year, (v) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award under the Discretionary Grant Program, (vi) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share, (vii) the number and/or class of securities subject to each outstanding Award under the Incentive Bonus Program denominated in shares of Common Stock and (viii) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share. The adjustments shall be made in such manner as the Plan Administrator deems appropriate and such adjustments shall be final, binding and conclusive. In the event of a Change in Control, however, the adjustments (if any) shall be made solely in accordance with the applicable provisions of the Plan governing Change in Control transactions.

H. Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE TWO

DISCRETIONARY GRANT PROGRAM

I.	OPTION TERMS

Each option shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that each such Award Agreement shall comply with the terms specified below. Each Award Agreement evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of the Award Agreement, be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock (whether delivered in the form of actual stock certificates or through attestation of ownership) held for the requisite period (if any) necessary to avoid any resulting charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date,

(iii) to the extent the option is exercised for vested shares of Common Stock, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide instructions to (a) a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of all or a portion of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes and Foreign Taxes required to be withheld by the Corporation by reason of such exercise and any employer taxes required to be paid by the Optionee under Section V.B, V.C or V.D of this Article II and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale, or

(iv) to the extent the option is at the time exercisable for vested shares of Common Stock, through the surrender to the Corporation of all or any part of that vested portion for an appreciation distribution payable in shares of Common Stock with a Fair Market Value at the time of such option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Common Stock subject to the surrendered portion exceeds the aggregate exercise price payable for those shares of Common Stock, with any resulting fractional share to be rounded down to the next whole share.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Term and Exercisability of Options.

1. No option shall have a term in excess of seven (7) years measured from the option grant date. Unless a shorter term is specified in the Award Agreement, each option under the Discretionary Grant Program shall have such a seven (7)-year maximum term.

2. Unless otherwise set forth in the Award Agreement, each option shall vest and become exercisable for twenty-five percent (25%) of the option shares upon the Optionee’s completion of each year of Service over the four (4)-year period measured from the grant date. In no event, however, shall such option be exercisable for fractional shares.

3. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Discretionary Grant Program so that those Awards shall vest and become exercisable only after the achievement of pre-established corporate performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the Award

C. Effect of Termination of Service.

1. Unless otherwise set forth in the Award Agreement, the following provisions shall govern the exercise of any options granted to an Optionee pursuant to the Discretionary Grant Program that are outstanding at the time of his or her cessation of Service or death:

(i) Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability, Misconduct or Cause) while an option is outstanding, then Optionee (or any person or persons to whom an option is transferred pursuant to a permitted transfer under Paragraph F below) shall have a three (3)-month period measured from the date of such cessation of Service during which to exercise the option, but in no event shall the option be exercisable at any time after the expiration of the option term.

(ii) Should Optionee die while his or her option is outstanding, then the option may be exercised by (i) the personal representative of Optionee’s estate or (ii) the person or persons to whom the option is transferred pursuant to Optionee’s will or the laws of inheritance following Optionee’s death or (iii) the person to whom the option is transferred during Optionee’s lifetime pursuant to a permitted transfer under Paragraph F below, as the case may be. However, if Optionee dies while holding an outstanding option under the Discretionary Grant Program and has an effective beneficiary designation in effect for that option at the time of his or her death, then the designated beneficiary or beneficiaries shall have the exclusive right to exercise the option following Optionee’s death. Any such right to exercise the option shall lapse, and the option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee’s death and (ii) the expiration of the option term.

(iii) Should Optionee cease Service by reason of Permanent Disability while his or her option is outstanding, then Optionee (or any person or persons to whom this option is transferred pursuant to a permitted transfer under Paragraph F below) shall have a twelve (12)-month period measured from the date of such cessation of Service during which to exercise the option. In no event shall the option be exercisable at any time after the expiration of the option term.

(iv) The applicable period of post-Service exercisability in effect pursuant to the foregoing provisions of this Paragraph C.1 shall automatically be extended by an additional period of time equal in duration to any interval within such post-Service exercise period during which the exercise of the option or the immediate sale of the underlying shares of Common Stock purchasable under that option cannot be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the extension of the option beyond the expiration of the maximum option term.

(v) During the limited period of post-Service exercisability, the option may not be exercised in the aggregate for more than the number of shares of Common Stock for which such option is, at the time of Optionee’s cessation of Service, vested and exercisable pursuant to the vesting provisions of Paragraph B.2 above or the special vesting acceleration provisions of Section IV.A of this Article Two. The option shall not vest or become exercisable for any additional underlying shares of Common Stock, whether pursuant to the normal vesting provisions of Paragraph B.2 above or the special vesting acceleration provisions of Section IV.A of this Article Two, following Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator pursuant to an express written agreement with Optionee. Upon the expiration of such limited exercise period or (if earlier) upon the expiration of the term, the option shall terminate and cease to be outstanding for any exercisable shares of Common Stock for which the option has not otherwise been exercised.

(vi) Should Optionee’s Service be terminated for Misconduct or Cause or should Optionee otherwise engage in any Misconduct or other act or omission constituting grounds for termination for Cause while his or her option is outstanding, then such option, whether vested or unvested at the time, shall terminate immediately and cease to remain outstanding.

2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of Optionee’s cessation of Service but also with respect to one or more additional shares in which Optionee would have vested had Optionee continued in Service.

D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E. Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while such shares are unvested, the Corporation shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of repurchase. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. Transferability of Options. The transferability of options granted under the Plan shall be governed by the following provisions:

(i) Incentive Options: During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.

(ii) Non-Statutory Options. Non-Statutory Options shall be subject to the same limitation on transfer as Incentive Options. Notwithstanding the foregoing, unless otherwise set forth in the Award Agreement, a Non-Statutory Option may be assigned in whole or in part during the Optionee’s lifetime, by gratuitous transfer to a revocable living trust established for the exclusive benefit of Optionee or Optionee and his or her spouse (the “Trust”) or pursuant to a domestic relations order to Optionee’s former spouse in settlement of their marital property rights (the “Spouse Transferee”). The assigned portion may only be exercised by the Trust or the Spouse Transferee acquiring the proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(iii) Beneficiary Designations. Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II.	INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Six shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. Eligibility. Incentive Options may only be granted to Employees.

B. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).

To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

C. 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III.	STOCK APPRECIATION RIGHTS

A. Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program.

B. Types. Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) Stand-Alone stock appreciation rights (“Stand-Alone Rights”).

C. Tandem Rights. The following terms and conditions shall govern the grant and exercise of Tandem Rights.

1. One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.

2. Any distribution to which the Optionee becomes entitled upon the exercise of a Tandem Right may be made in (i) shares of Common Stock valued at Fair Market Value on the option surrender date, (ii) cash or (iii) a combination of cash and shares of Common Stock, as the Plan Administrator shall determine in its sole discretion. Unless otherwise specified in the applicable Award Agreement, the distribution shall be made in shares of Common Stock.

D. Stand-Alone Rights. The following terms and conditions shall govern the grant and exercise of Stand-Alone Rights:

1. One or more individuals eligible to participate in the Discretionary Grant Program may be granted a Stand-Alone Right not tied to any underlying option under this Discretionary Grant Program. The Stand-Alone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Stand-Alone Right have a maximum term in excess of seven (7) years measured from the grant date. Except to the extent otherwise provided in the applicable Award Agreement, the provisions of Paragraphs B.1 and B.2 of Section I of this Article Two shall govern the term and exercisability of each Stand-Alone Right awarded under the Plan.

2. Upon exercise of the Stand-Alone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate base price in effect for those shares.

3. The number of shares of Common Stock underlying each Stand-Alone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-Alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying share of Common Stock on the grant date.

4. Stand-Alone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options under Section I.F of this Article Two. In addition, one or more beneficiaries may be designated for an outstanding Stand-Alone Right in accordance with substantially the same terms and provisions as set forth in Section I.F of this Article Two.

5. The distribution with respect to an exercised Stand-Alone Right may be made in (i) shares of Common Stock valued at Fair Market Value on the exercise date, (ii) cash or (iii) a combination of cash and shares of Common Stock, as the Plan Administrator shall determine in its sole discretion. Unless otherwise specified in the applicable Award Agreement, the distribution shall be made in shares of Common Stock.

6. The holder of a Stand-Alone Right shall have no stockholder rights with respect to the shares subject to the Stand-Alone Right unless and until such person shall have exercised the Stand-Alone Right and become a holder of record of the shares of Common Stock issued upon the exercise of such Stand-Alone Right.

E. Post-Service Exercise. The provisions governing the exercise of Tandem and Stand-Alone Rights following the cessation of the recipient’s Service shall be the same as those set forth in Section I.C of this Article Two for the options granted under the Discretionary Grant Program, and the Plan Administrator’s discretionary authority under Section I.C.2 of this Article Two shall also extend to any outstanding Tandem or Stand-Alone Appreciation Rights.

IV.	CHANGE IN CONTROL

A. In the event of an actual Change in Control transaction, each Award outstanding at that time under the Discretionary Grant Program but not otherwise fully vested and exercisable shall automatically accelerate and become exercisable immediately prior to the effective date of that Change in Control as to all of the shares of Common Stock at the time subject to such Award, unless (i) such Award is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such Award is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time on the Change in Control on any shares as to which the Award is not otherwise at that time vested and exercisable and provides for the subsequent vesting and payout of that spread in accordance with the same exercise/vesting schedule in effect for that Award or (iii) the acceleration of such Award is subject to other limitations imposed by the Plan Administrator.

B. All outstanding repurchase rights under the Discretionary Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, immediately prior to the effective date of an actual Change in Control transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.

C. Immediately following the consummation of the Change in Control, all outstanding Awards under the Discretionary Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

D. Each Award under the Discretionary Grant Program which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the shares of Common Stock subject to that Award would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Equitable adjustments to reflect such Change in Control shall also be made to (i) the exercise or base price per share in effect under each such assumed Award under the Discretionary Grant Program, provided the aggregate exercise or base price in effect for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, (iii) the number and/or class of securities by which the share reserve will be reduced for each security issued without cash consideration under the Stock Issuance and Incentive Bonus Programs, (iv) the maximum number and/or class of securities which may be issued pursuant to Incentive Options granted under the Plan, (v) the maximum number and/or class of securities for which any one person may be granted Common Stock-denominated Awards under the Plan per calendar year, (vi) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award under the Discretionary Grant Program, (vii) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share, (viii) the number and/or class of securities subject to each outstanding Award under the Incentive Bonus Program denominated in shares of Common Stock and (ix) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards under the Discretionary Grant Program and subject to the Plan Administrator’s approval, substitute, for the securities underlying those assumed rights, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established U.S. securities exchange.

E. The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall, immediately prior to the effective date of an actual Change in Control transaction, vest and become exercisable as to all the shares of Common Stock at the time subject to those Awards and may be exercised as to any or all of those shares as fully vested shares of Common Stock, whether or not those Awards are to be assumed in the Change in Control transaction or otherwise continued in effect. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall terminate immediately prior to the effective date of an actual Change in Control transaction, and the shares subject to those terminated rights shall thereupon vest in full.

F. The Plan Administrator shall have full power and authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall vest and become exercisable as to all the shares of Common Stock at the time subject to those Awards in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period following the effective date of any Change in Control transaction in which those Awards do not otherwise fully accelerate. In addition, the Plan

Administrator may structure one or more of the Corporation’s repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of such Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G. The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-statutory Option under the Federal tax laws.

V.	TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock or make a cash payment in connection with the grant, exercise, vesting or settlement of any Award under this Discretionary Grant Program shall be subject to the satisfaction of all applicable income and employment taxes, and Foreign Tax withholding requirements, any employer taxes passed through to the Optionee under Section V.B, V.C or V.D of this Article II and any other taxes required to be collected at the time of the grant, exercise, vesting or settlement of such Award. Accordingly, no shares shall be issued or cash payment made with respect to an outstanding Award under this Discretionary Grant Program until all such taxes have been collected.

B. Any Optionee who is subject to taxation in India shall be required to pay any fringe benefits or other tax payable by the Corporation (or the Parent or Subsidiary employing such Optionee) as a result of or with respect to the grant, vesting or exercise of an Award under the Discretionary Grant Program or the issuance of shares of Common Stock thereunder (the “Employer Option Taxes”). Optionee must pay such Employer Option Taxes at such times and in such form as determined by the Corporation (or such Parent or Subsidiary).

C. Any Optionee who is subject to taxation in the United Kingdom shall be liable for and pay all secondary Class 1 National Insurance Contributions which may be payable by the Corporation (or the Parent or Subsidiary employing such Optionee) arising in connection with the grant, vesting or exercise of an Award under the Discretionary Grant Program or the issuance of shares of Common Stock thereunder (the “Employer Option NIC”). The Optionee must pay such Employer Option NIC at such times and in such form as determined by the Corporation (or such Parent or Subsidiary).

D. Any Optionee subject to taxation in any jurisdiction shall pay any taxes or other amounts required to be paid by the Corporation (or any Parent or Subsidiary employing such Options) with respect to the grant, vesting or exercise of an Award under this Discretionary Grant Program or the issuance of shares of Common Stock thereunder, to the extent those taxes or other amounts are permitted to be passed through to the Optionee under applicable law. The Optionee must pay any such taxes or other amounts at such times and in such form as determined by the Corporation.

E. The Optionee shall enter into such additional agreements as may be required by the Corporation (or the Parent or Subsidiary employing Optionee) to effect the transfer of the Employer Option Taxes, Employer Option NIC and any other taxes or payments from the Corporation (or the Parent or Subsidiary employing Optionee) to the Optionee.

VI.	PROHIBITION ON REPRICING PROGRAMS

The Plan Administrator shall not (i) implement any cancellation/regrant program pursuant to which outstanding options or stock appreciation rights under the Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or stock appreciation rights under the Plan with exercise prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in cash or equity securities of the Corporation or (iii) otherwise directly reduce the exercise price in effect for outstanding options or stock appreciation rights under the Plan, without in each such instance obtaining stockholder approval.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I.	STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program, either as vested or unvested shares, through direct and immediate issuances. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to performance shares or restricted stock units which entitle the recipients to receive the shares underlying those Awards upon the attainment of designated Performance Goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those Awards. Each Award under the Stock Issuance Program shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that each such Award Agreement shall comply with the terms specified below.

A. Issue Price/Consideration.

1. Shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

(i) cash or check made payable to the Corporation,

(ii) past services rendered to the Corporation (or any Parent or Subsidiary); or

(iii) any other valid consideration under the State in which the Corporation is at the time incorporated.

2. However, for shares of Common Stock to be issued for cash consideration, the cash consideration payable per share shall be fixed by the Plan Administrator at the time of the Award, but in no event shall such cash consideration be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the Award date.

B. Vesting Provisions.

1. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance as a bonus for Service rendered or may vest in one or more installments over the Participant’s period of Service and/or upon the attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Award Agreement. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to performance shares or restricted stock units which entitle the recipients to receive the shares underlying those Awards upon the attainment of designated performance goals and/or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those Awards, including (without limitation) a deferred distribution date on or after termination of the Participant’s Service, or upon the occurrence of such other dates or events as determined by the Plan Administrator, subject to the requirements of Section 409A of the Code. Notwithstanding the foregoing, the following limitations shall apply with respect to the vesting schedules established for the Awards made under the Stock Issuance Program, subject to the acceleration provisions of Paragraphs B.7 and B.8 below and Section II of this Article Three:

(i) for any such Award which is to vest on the basis of Service, the minimum vesting period shall be three (3) years, with such vesting to occur in one or more installments over that period as determined by the Plan Administrator, but in no event more favorably than monthly; and

(ii) for any such Award which is to vest on the basis of performance objectives, the performance period shall have a duration of at least one year.

2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall vest (or vest and become issuable) upon the achievement of pre-established performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the Award.

3. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any dividends paid on such shares, subject to any applicable vesting requirements. The Participant shall not have any stockholder rights with respect to the shares of Common Stock subject to a performance share or restricted stock unit Award until that Award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding performance share or restricted stock unit Awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

4. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate. Equitable adjustments to reflect each such transaction shall also be made by the Plan Administrator to the repurchase price payable per share by the Corporation for any unvested securities subject to its existing repurchase rights under the Plan; provided the aggregate repurchase price shall in each instance remain the same.

5. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Corporation shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or (ii) the Fair Market Value of those shares at the time of cancellation.

6. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares which were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except as otherwise provided in Section II of this Article Three.

7. Outstanding performance shares or restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those Awards, if the performance goals or Service requirements established for those Awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding Awards of performance shares or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to Awards which were intended, at the time those Awards were made, to qualify as performance-based compensation under Code Section 162(m), except as otherwise provided in Section II of this Article Three.

8. The following additional requirements shall be in effect for any performance shares awarded under this Article Three:

(i) At the end of the performance period, the Plan Administrator shall determine and confirm the actual level of attainment for each performance objective and the extent to which the performance shares awarded for that period are to vest and become payable based on the attained performance levels.

(ii) The performance shares which so vest shall be paid as soon as practicable following the end of the performance period, unless such payment is to be deferred for the period specified by the Plan Administrator at the time the performance shares are initially awarded or the period designated by the Participant pursuant to a timely deferral election in accordance with the applicable requirements of Code Section 409A.

(iii) Performance shares may be paid in (i) cash, (ii) shares of Common Stock or (iii) any combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion. Unless otherwise specified in the applicable Award Agreement, the distribution shall be made in shares of Common Stock.

(iv) Performance shares may also be structured so that the shares are convertible into shares of Common Stock, but the rate at which each performance share is to so convert shall be based on the attained level of performance for each applicable performance objective.

II.	CHANGE IN CONTROL

A. Each outstanding Award under the Stock Issuance Program may be assumed in connection with a Change in Control or otherwise continued in effect. Each Award so assumed or continued in effect shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to that Award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the cash consideration (if any) payable per share thereunder, provided the aggregate consideration shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards and subject to the Plan Administrator’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction, provided such common stock is readily traded on an established U.S. securities exchange.

B. If an Award under the Stock Issuance Program is not assumed or otherwise continued in effect or replaced with a cash incentive program of the successor corporation which preserves the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent vesting and payout of that value in accordance with the same vesting and issuance schedule in effect for those shares at the time of such Change in Control, then such Award shall vest, and the shares of Common Stock subject to that Award shall be issued as fully-vested shares, immediately prior to the effective date of the Change in Control or at such other time as set forth in the applicable Award Agreement.

C. The Plan Administrator shall have the discretionary authority to structure one or more unvested Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall automatically vest (or vest and become issuable) in whole or in part on the effective date of an actual Change in Control transaction or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Change in Control transaction.

D. The Plan Administrator’s authority under Paragraph C of this Section II shall also extend to any Awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards may result in their loss of performance-based status under Code Section 162(m).

E. All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall vest in full, immediately prior to the effective date of an actual Change in Control transaction, except to the extent (i) the Awards to which those repurchase rights are to be assumed by the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction, (ii) those Awards are to be replaced with a cash incentive program of the successor corporation which preserves, for each such Award, the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent vesting and payout of that value in accordance with the same vesting schedule in effect for those shares at the time of such Change in Control or (iii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

III.	COLLECTION OF WITHHOLDING TAXES

A. The Corporation (or the Parent or Subsidiary employing Participant) shall collect the employee portion of the U.S. FICA taxes (Social Security and Medicare) with respect to the shares of Common Stock subject to an Award issued under this Stock Issuance Program at the time those shares vest. Such taxes shall be based on the Fair Market Value of such shares on their vesting date. The Corporation (or the Parent or Subsidiary employing Participant) shall also collect the employee portion of the FICA taxes with respect to any dividend equivalents payable pursuant to the Award at the time those dividend equivalents vest. Such taxes shall be based on the cash amount and the fair market value of any other property underlying the dividend equivalents on the vesting date. Unless the Participant delivers a separate check payable to the Corporation in the amount of the FICA taxes required to be withheld from the Participant, the Corporation shall withhold those taxes from the Participant’s wages. However, if the Participant is at the time an executive officer of the Corporation, then such withholding taxes must be collected from the Participant through delivery of his or her separate check not later than the vesting date. Notwithstanding the foregoing, for any shares of Common Stock to be issued immediately upon vesting or for any divided equivalents to be paid immediately upon vesting, the employee portion of the applicable FICA taxes shall be collected in the same manner as the federal, state and local income taxes are to be withheld under Section III.B below. The foregoing tax collection provisions shall also be applicable to the employee portion of any Foreign Taxes that become due and payable upon the vesting of the shares of Common Stock subject to an Award issued under this Stock Issuance Program.

B. The Corporation shall collect the U.S. federal, state and local income taxes and/or all applicable Foreign Taxes required to be withheld with respect to the distribution of the phantom dividend equivalents to the Participant by withholding a portion of that distribution equal to the amount of those taxes, with the cash portion of the distribution to be the first portion so withheld.

C. Until such time as the Corporation provides the Participant with written or electronic notice to the contrary, the Corporation shall collect the U.S. federal, state and local income taxes and/or all applicable Foreign Taxes required to be withheld with respect to the issuance of the vested shares of Common Stock subject to the Award outstanding under this Stock Issuance Program through an automatic share withholding procedure pursuant to which the Corporation will withhold, at the time of such issuance, the number of shares (rounded up to the nearest whole share) with a Fair Market Value (measured as of the issuance date) equal to the amount of those taxes (the “Share Withholding Method”); provided, however, that the amount of any shares so withheld shall not exceed the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income. Participant shall be notified in writing or electronically in the event such Share Withholding Method is no longer available.

D. Should any shares of Common Stock subject to an Award be distributed at time the Share Withholding Method is not available, then the U.S. federal, state and local income taxes and/or all applicable Foreign Taxes required to be withheld with respect to those shares shall be collected from the Participant through either of the following alternatives:

(i) the Participant’s delivery of his or her separate check payable to the Corporation in the amount of such taxes, or

(ii) the use of the proceeds from a next-day sale of the shares issued to the Participant, provided and only if (i) such a sale is permissible under the Corporation’s insider trading policies governing the sale of Common Stock, (ii) the Participant makes an irrevocable commitment, on or before the issuance of the vested shares, to effect such sale of the shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

E. Any Participant who is subject to taxation in India shall be required to pay any fringe benefit or other tax payable by the Corporation (or the Parent or Subsidiary employing such Participant) as a result of or with respect to the grant, vesting or settlement of an Award under this Stock Issuance Program or the issuance of shares of Common Stock thereunder (the “Employer Issuance Taxes”) Until such time as the Corporation provides the Participant with written or electronic notice to the contrary, the Employer Issuance Taxes shall be collected through the Share Withholding Method.

F. Any Participant who is subject to taxation in the United Kingdom shall be liable for and pay all secondary Class 1 National Insurance Contributions which may be payable by the Corporation (or any Parent or Subsidiary employing or retaining or previously employing or retaining the Participant) arising in connection with the Award or the issuance of shares of Common Stock thereunder (the “Employer Issuance NIC”). Until such time as the Corporation provides the Participant with written or electronic notice to the contrary, the Employer Issuance NIC shall be collected through the Share Withholding Method.

G. Any Participant subject to taxation in any jurisdiction shall pay any taxes or other amounts that are required by the laws of that jurisdiction to be paid by the Corporation (or any Parent or Subsidiary employing such Participant) with respect to the grant, vesting or settlement of an Award under this Stock Issuance Program or the issuance of shares of Common Stock thereunder, to the extent those taxes or other amounts are permitted to be passed through to the Participant under applicable law. Until such time as the Corporation provides the Participant with written or electronic notice to the contrary, such taxes or other amounts shall be collected through the Share Withholding Method.

H. The Participant shall enter into such additional agreements as may be required by the Corporation (or the Parent or Subsidiary employing Participant) to effect the transfer of the Employer Issuance Taxes, Employer Issuance NIC and any other taxes or payments from the Corporation (or the Parent or Subsidiary employing Participant) to the Participant.

ARTICLE FOUR

INCENTIVE BONUS PROGRAM

I.	INCENTIVE BONUS TERMS

The Plan Administrator shall have full power and authority to implement one or more of the following incentive bonus programs under the Plan:

(i) cash bonus awards (“Cash Awards”),

(ii) performance unit awards (“Performance Unit Awards”), and

(iii) dividend equivalent rights (“DER Awards”).

A. Cash Awards. The Plan Administrator shall have the discretionary authority under the Plan to make Cash Awards which are to vest in one or more installments over the Participant’s continued Service with the Corporation or upon the attainment of specified performance goals. Each such Cash Award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided however, that each such Award Agreement shall comply with the terms specified below.

1. The elements of the vesting schedule applicable to each Cash Award shall be determined by the Plan Administrator and incorporated into the Award Agreement.

2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Cash Awards so that those Awards shall vest upon the achievement of pre-established corporate performance objectives based upon one or more Performance Goals.

3. Outstanding Cash Awards shall automatically terminate, and no cash payment or other consideration shall be due the holders of those Awards, if the performance goals or Service requirements established for the Awards are not attained or satisfied. The Plan Administrator may in its discretion waive the cancellation and termination of one or more unvested Cash Awards which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those Awards. Any such waiver shall result in the immediate vesting of the Participant’s interest in the Cash Award as to which the waiver applies. Such wavier may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to awards which were intended, at the time those awards were granted, to qualify as performance-based compensation under Code Section 162(m), except as otherwise provided in Section II of this Article Four.

4. Cash Awards which become due and payable following the attainment of the applicable performance goals or satisfaction of the applicable Service requirement (or the waiver of such goals or Service requirement) may be paid in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock, as the Plan Administrator shall determine in its sole discretion.

B. Performance Unit Awards. The Plan Administrator shall have the discretionary authority to make Performance Unit Awards in accordance with the terms of this Article Four. Each such Performance Unit Award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided however, that each such Award Agreement shall comply with the terms specified below.

1. A Performance Unit shall represent a participating interest in a special bonus pool tied to the attainment of pre-established performance objectives based on one or more Performance Goals. The amount of the bonus pool may vary with the level at which the applicable performance objectives are attained, and the value of each Performance Unit which becomes due and payable upon the attained level of performance shall be determined by dividing the amount of the resulting bonus pool (if any) by the total number of Performance Units issued and outstanding at the completion of the applicable performance period.

2. Performance Units may also be structured to include a Service requirement which the Participant must satisfy following the attainment of the applicable performance objectives in order to vest in those Performance Units.

3. Performance Units which become due and payable following the attainment of the applicable performance objectives and the satisfaction of any applicable Service requirement may be paid in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion and set forth in the Award Agreement.

C. Dividend Equivalent Right (“DER”) Awards. The Plan Administrator shall have the discretionary authority to make DER Awards in accordance with the terms of this Article Four. Each such DER Award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided however, that each Award Agreement shall comply with the terms specified below.

1. The DER Awards may be made as stand-alone awards or in tandem with other Awards made under the Plan. The term of each such DER Award shall be established by the Plan Administrator at the time of grant, but no DER Award shall have a term in excess of seven (7) years.

2. Each DER shall represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than shares of Common Stock), which is made per issued and outstanding share of Common Stock during the term the DER remains outstanding. A special account shall be maintained on the books of the Corporation for each Participant to whom a DER Award is made, and that account shall be credited per DER with each such dividend or distribution made per issued and outstanding share of Common Stock during the term of that DER remains outstanding.

3. Payment of the amounts credited to such book account may be made to the Participant either concurrently with the actual dividend or distribution made per issued and outstanding share of Common Stock or may be deferred for a period specified by the Plan Administrator at the time the DER Award is initially made or designated by the Participant pursuant to a time deferral election made in accordance with the requirements of Code Section 409A.

4. Payment may be paid in (i) cash, (ii) shares of Common Stock or (iii) a combination of cash and shares of Common Stock, as determined by the Plan Administrator in its sole discretion and set forth in the Award Agreement. If payment is to be made in the form of Common Stock, the number of shares of Common Stock into which the cash dividend or distribution amounts are to be converted for purposes of the Participant’s book account may be based on the Fair Market Value per share of Common Stock on the date of conversion, a prior date or an average of the Fair Market Value per share of Common Stock over a designated period, as the Plan Administrator shall determine in its sole discretion.

II.	CHANGE IN CONTROL

A. The Plan Administrator shall have the discretionary authority to structure one or more Awards under this Incentive Bonus Program so that those Awards shall automatically vest in whole or in part immediately prior to the effective date of an actual Change in Control transaction or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of such Change in Control.

B. The Plan Administrator’s authority under Paragraph A of this Section II shall also extend to any performance bonus awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those awards may result in their loss of performance-based status under Code Section 162(m).

III.	TAX WITHHOLDING

The Corporation’s obligation to deliver shares of Common Stock or make a cash payment in settlement of any Award under this Incentive Bonus Program shall be subject to the satisfaction of all applicable income, employment and Foreign Tax withholding requirements, any employer taxes passed through to the Optionee under Article Five, Section II and any other taxes required to be collected at the time of the issuance, vesting or settlement of such Award. Accordingly, no shares shall be issued or cash payment made with respect to an outstanding Award under this Incentive Bonus Program until such all such taxes have been collected.

ARTICLE FIVE

MISCELLANEOUS

I.	DEFERRED COMPENSATION

A. The Plan Administrator may, in its sole discretion, structure one or more Awards under the Stock Issuance or Incentive Bonus Programs so that the Participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes. Any such deferral opportunity shall comply with all applicable requirements of Code Section 409A.

B. To the extent the Corporation maintains one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of Common Stock, the Plan Administrator may authorize the share reserve under the Plan to serve as the source of any shares of Common Stock that become payable under those deferred compensation arrangements. In such event, the share reserve under the Plan shall be reduced on a share-for-one share basis for each share of Common Stock issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.

C. Notwithstanding any provision to the contrary in this Plan or any outstanding Award Agreement, to the extent any Award under this Plan may be deemed to create a deferred compensation arrangement under Section 409A of the Code, then the following limitations shall apply to such Award and the applicable Award Agreement (if not otherwise expressly provided therein):

–    No shares of Common Stock or other amounts which become issuable or distributable under such Award Agreement by reason of the Participant’s cessation of Service shall actually be issued or distributed to such Participant until the date of his or her Separation from Service (as determined in accordance with the provisions of Section 1.409A-1(h) of the Treasury Regulations) or as soon thereafter as administratively practicable, but in no event later than the later of (i) the close of the calendar year in which such Separation from Service occurs and (ii) the fifteenth day of the third calendar month following the date of such Separation from Service.

–    Notwithstanding the foregoing paragraph, shares of Common Stock or other amounts which become issuable or distributable under such Award Agreement by reason of the Participant’s cessation of Service shall actually be issued or distributed to such Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of the Participant’s Separation from Service and (ii) the date of Participant’s death, if he or she is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or (if earlier) the first day of the month immediately following the date the Corporation receives proof of his or her death.

II.	TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the issuance, exercise, vesting or settlement of an Award under the Plan shall be subject to the satisfaction of all applicable income, employment and Foreign Tax withholding requirements, and any employer taxes passed through to the Optionee pursuant to the terms of the Plan or the applicable Award Agreement.

B. The Plan Administrator may, in its discretion, structure one or more Awards under the Plan so that all applicable federal, state, local and Foreign Taxes (including, without limitation, any employer fringe benefit or other taxes permitted to be passed through to the employee under applicable law) incurred in connection with the issuance, exercise, vesting or settlement of those Awards or the issuance of shares of Common Stock thereunder shall automatically be collected by withholding, from the shares of Common Stock otherwise issuable upon the issuance, exercise, vesting or settlement of such Awards or the issuance of Common Stock thereunder, the number of shares (rounded up to the nearest whole share) with an aggregate Fair Market Value equal to the dollar amount of those taxes. The shares of Common Stock so withheld shall reduce the number of shares of Common Stock authorized for issuance under the Plan.

III.	SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

IV.	EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall become effective on the Plan Effective Date.

B. The Plan shall serve as the successor to each of the Predecessor Plans, and no further option grants or unvested share issuances shall be made under the Predecessor Plans if this Plan is approved by the stockholders at the 2009 Annual Meeting. Such stockholder approval shall not affect the option grants and unvested share awards outstanding under the Predecessor Plans at the time of the 2009 Annual Meeting, and those option grants and unvested share awards shall continue in full force and effect in accordance with their terms.

C. The Plan shall terminate upon the earliest to occur of (i) June 4, 2019, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares or (iii) the termination of all outstanding Awards in connection with a Change in Control. Should the Plan terminate on June 4, 2019, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.

V.	AMENDMENT OF THE PLAN

A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects; provided, however, that stockholder approval shall be required for any amendment to the Plan which materially increases the number of shares of Common Stock authorized for issuance under the Plan (other than pursuant to Section V.E of Article One), materially increases the benefits accruing to Optionees or Participants, materially expands the class of individuals eligible to participate in the Plan, expands the types of awards which may be made under the Plan or extends the term of the Plan or to the extent such stockholder approval may otherwise required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Common Stock is at the time primarily traded. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification.

B. The Compensation Committee shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which grants or awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the grants or awards are made.

C. Awards may be made under the Plan that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those Awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by stockholder approval of an amendment of the Plan authorizing such increase. If such stockholder approval is not obtained within twelve (12) months after the date the first excess Award is made, then all Awards granted on the basis of such excess shares shall terminate and cease to be outstanding.

VI.	USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VII.	REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any Award under the Plan and the issuance of any shares of Common Stock in connection with the issuance, exercise or vesting of any Award under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any Stock Exchange on which Common Stock is then listed for trading.

VIII.    NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Annual Meeting shall mean the 2009 annual meeting of the Corporation’s stockholders.

B. Award shall mean any of the following awards authorized for issuance or grant under the Plan: stock options, stock appreciation rights, direct stock issuances, restricted stock or restricted stock unit awards, performance shares, performance units, dividend-equivalent rights and cash incentive awards.

C. Award Agreement shall mean the agreement(s) between the Corporation and the Optionee or Participant evidencing a particular Award made to that individual under the Plan, as such agreement(s) may be in effect from time to time

D. Board shall mean the Corporation’s Board of Directors.

E. Cause shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

–    Cause shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

–    In the absence of any other Cause definition in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), an individual’s termination of Service shall be deemed to be for Cause if such termination occurs by reason of (i) his or her continuing failure to perform the duties and functions assigned or delegated to such individual by the Corporation (or any Parent or Subsidiary for whom such individual renders Service), (ii) his or her failure to observe the material policies of the Corporation applicable to individuals in Service, (iii) his or her commission of any felony or (iv) his or her commission of any misdemeanor involving moral turpitude.

F. Change in Control shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

–    Change in Control shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

–    In the absence of any other Change in Control definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) consummation of a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii) a sale, transfer or other disposition of all or substantially all of the Corporation’s assets,

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than (A) the Corporation or (B) a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition)

the beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than thirty-five percent (35%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such acquisition or series of related acquisitions, whether any such acquisition involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders, or

(iv) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

G. Code shall mean the Internal Revenue Code of 1986, as amended.

H. Common Stock shall mean the Corporation’s Class A common stock, with a par value of $.01 per share.

I. Compensation Committee shall mean the Compensation Committee of the Board comprised of two (2) or more non-employee Board members.

J. Corporation shall mean Cognizant Technology Solutions Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Cognizant Technology Solutions Corporation which has by appropriate action assumed the Plan.

K. Discretionary Grant Program shall mean the discretionary grant program in effect under Article Two of the Plan pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.

L. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

M. Exercise Date shall mean the date on which the Corporation shall have received written or electronic notice of the option exercise.

N. Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on date on question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists. Notwithstanding the foregoing, should a different method of Fair Market Value determination be required by applicable law or regulation of the foreign jurisdiction in which the Award is to be made under the Plan, then the Fair Market Value per share applicable to such Award shall be determined in accordance with the law or regulations of the foreign jurisdiction in which that Award is made.

O. Foreign Taxes shall, for purposes of tax withholding by the Corporation (or any Parent or Subsidiary employing the Optionee or Participant), mean any income tax, employment tax, social insurance, payroll tax, contributions, payment on account obligations or other amounts required to be withheld by the Corporation (such Parent or Subsidiary) in connection with the issuance, exercise, vesting or settlement of Award or the issuance of shares of Common Stock thereunder.

P. Good Reason shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:

–    Good Reason shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.

–    In the absence of any other Good Reason definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Good Reason shall mean an individual’s voluntary resignation following (A) a change in his or her position with the Corporation (or any Parent or Subsidiary) which materially reduces his or her duties and responsibilities, (B) a change in his or her reporting responsibilities so that such individual is required to report to a person whose duties, responsibilities and authority are materially less that those of the person to whom such individual previously reported, (C) a material reduction in his or her aggregate level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs), with a reduction of more than fifteen percent (15%) to be deemed material for such purpose, or (D) a relocation of such individual’s place of employment by more than fifty (50) miles, provided, however, that such individual’s resignation for any of the foregoing reasons shall constitute an a resignation for Good Reason only if the following requirements are satisfied: (x) such individual provides written notice of the clause (A), (B) or (C) event to the Corporation (or the Parent or Subsidiary employer) within sixty (60) days after the occurrence of that event, (y) the Corporation (or the Parent or Subsidiary employer) fails to take appropriate remedial action to remedy such event within thirty (30) days after receipt of such notice and (z) such individual resigns from his or her employment with the Corporation (or the Parent or Subsidiary employer) within one hundred (120) days following the initial occurrence of the clause (A), (B) or (C) event.

Q. Incentive Bonus Program shall mean the incentive bonus program in effect under Article Four of the Plan.

R. Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

S. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i) such individual’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than Cause or Misconduct, or

(ii) such individual’s voluntary resignation for Good Reason.

T. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by a recipient of an Award, any unauthorized use or disclosure by such individual of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such individual adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss such individual or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed for purposes of the Plan to constitute grounds for termination for Misconduct.

U. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

V. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

W. Optionee shall mean any person to whom an option or stock appreciation right is granted under the Discretionary Grant Program.

X. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Y. Participant shall mean any person who is issued (i) shares of Common Stock, restricted stock units, performance shares, performance units or other stock-based awards under the Stock Issuance Program or (ii) an incentive bonus award under the Incentive Bonus Program.

Z. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. The determination of whether an Optionee or Participant has become Permanently Disabled shall be made by the Plan Administrator based upon such medical or other evidence as it may deem necessary and appropriate, and such determination shall be conclusive and binding upon the Optionee or Participant.

AA. Performance Goals shall mean any of the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) revenue or revenue growth, (ii) operating or net income, (iii) operating or net income before charges for stock-based compensation and any taxes or fringe benefits incurred by the Corporation (or any Parent or Subsidiary) in settlement of stock-based awards, (iv) operating or net income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Corporation (or any Parent or Subsidiary) in settlement of stock-based awards, (v) gross, operating or net profit margin, (vi) gross, operating or net profit margin before charges for stock-based compensation and any taxes or fringe benefits incurred by the Corporation (or any Parent or Subsidiary) in settlement of stock-based awards, (vii) earnings per share, (viii) return on assets, capital or stockholder equity, (ix) total stockholder return, (x) cash flow, (xi) measures in terms of days sales outstanding or accounts receivable outstanding, (xii) working capital, (xiii) market share, (xiv) increases in customer base, (xv) cost reductions or other expense control objectives, (xvi) market price of the Common Stock, whether measured in absolute terms or in relationship to earnings or operating income or in relation to various stock market or industry indicies, (xvii) budget objectives, (xviii) working capital, (xix) mergers, acquisitions or divestitures, (xx) measures of customer satisfaction or (xxi) economic value added, models. Each performance criteria may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business units or divisions or any Parent or Subsidiary. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable Performance Goal may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or verdicts and expenses and settlement costs and expenses; (C) the effect of changes in tax laws or regulations, accounting principles or other applicable laws, regulations or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year; (F) the operations of any business acquired by the Corporation or any Parent or Subsidiary or of any joint venture in which the Corporation or any Parent or Subsidiary participates; (G) the divestiture of one or more business operations or the assets thereof; (H) the costs incurred in connection with such acquisitions or divestitures or (I) non-operating foreign exchange gains or losses.

BB. Plan shall mean the Corporation’s 2009 Incentive Compensation Plan, as set forth in this document.

CC. Plan Administrator shall mean the particular entity, whether the Compensation Committee (or subcommittee thereof), the Board, the Special Award Committee or the Secondary Board Committee, which is authorized to administer the Discretionary Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.

DD. Plan Effective Date shall mean the June 5, 2009 date on which the Plan is approved by the stockholders at the 2009 Annual Meeting.

EE. Predecessor Plans shall mean (i) the Corporation’s Amended and Restated 1999 Incentive Compensation Plan, (ii) the Corporation’s Amended and Restated Non-Employee Directors’ Stock Option Plan and (iii) the Corporation’s Amended and Restated Key Employees’ Stock Option Plan, as each such plan is in effect immediately prior to the 2009 Annual Meeting.

FF. Secondary Board Committee shall mean a committee of one or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.

GG. Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

HH. Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity. Service shall be deemed to continue during a period of military leave, sick leave or other personal leave approved by the Corporation for which the Optionee or Participant is provided with a right to re-employment following such leave; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Optionee’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless Optionee is provided with the right to return to Service following such leave either by statute or by written contract. Service credit shall be given for vesting purposes for any period the Optionee or Participant is on a leave of absence to the extent (i) the leave of absence does not exceed three (3) months and the Optionee or Participant is provided with a right to re-employment following such leave, (ii) required by law, or (iii) expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, as in effect from time to time.

II. Special Award Committee shall mean a committee of one or more executive officers appointed by the Board to administer the Plan with respect to eligible employees other than members of such committee and Section 16 Insiders.

JJ. Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global Market or the New York Stock Exchange.

KK. Stock Issuance Program shall mean the stock issuance program in effect under Article Three of the Plan.

LL. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

MM. 10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).